Issuer Free Writing Prospectus

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-197311

$300,000,000

Summit Midstream Holdings, LLC
Summit Midstream Finance Corp.

5½% Senior Notes due 2022

July 9, 2014

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated July 8, 2014. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement. Capitalized terms used but not defined in this Pricing Supplement have the respective meanings ascribed to them in the Preliminary Prospectus Supplement.

Terms Applicable to the 5½% Senior Notes due 2022

Issuers:	Summit Midstream Holdings, LLC Summit Midstream Finance Corp.

Guarantee:	Fully and unconditionally guaranteed on a joint and several basis by Summit Midstream Partners, LP, all of its existing subsidiaries (other than the Issuers) and certain of its future subsidiaries

Principal Amount:	$300,000,000

Net Proceeds:	$295,200,000

Title of Securities:	5½% Senior Notes due 2022

Final Maturity Date:	August 15, 2022

Issue Price:	5.500%, plus accrued interest, if any, from July 15, 2014

Coupon:	5.500%

Yield to Maturity:	5.500%

Interest Payment Dates:	February 15 and August 15, beginning on February 15, 2015

Record Dates:	February 1 and August 1

Optional Redemption:

On and after August 15, 2017, the Issuers may redeem all or part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

	Year	Price
	2017	104.125%
	2018	102.750%
	2019	101.375%
	2020 and thereafter	100.000%

Prior to August 15, 2017, the Issuers may redeem all or part of the notes at a redemption price equal to the sum of the principal amount thereof, plus the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Optional Redemption with Equity Proceeds:	Prior to August 15, 2017, up to 35% at 105.500%, plus accrued and unpaid interest on the notes, if any, to, but not including, the applicable redemption date

Underwriters:

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

ING Financial Markets LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Regions Securities LLC

SunTrust Robinson Humphrey, Inc.

Capital One Securities, Inc.

Credit Agricole Securities (USA) Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Trade Date:	July 9, 2014

Settlement Date:

July 15, 2014 (T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Accordingly, purchasers who wish to trade notes on the date of pricing of the notes or on the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Distribution:	SEC Registered (Registration No. 333-197311)

CUSIP:	86614W AC0

ISIN:	US86614WAC01

The Issuers have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836 or by telephone at: (800) 503-4611, or by email at: prospectus.CPDG@db.com.